Principal
  Mutual
  Funds



                   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.



October 30, 2002



Dear Shareholder:

We previously mailed to you proxy materials relating to the Special Meeting of Shareholders of the Principal Partners Blue Chip Fund, scheduled for November 20, 2002 at 2:00 p.m. Central Time. Your vote for this important meeting has not yet been received.

We encourage you to utilize one of the following options today for recording your vote promptly:

     1. Vote by Telephone. You may cast your vote by telephone by calling the toll free number listed on the enclosed voting instruction form or proxy card. Have the 14-digit control number found on your voting instruction form ready when prompted.

     2. Vote Through the Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed voting instruction form or proxy card and following the instructions on the website.

You may also vote by mail. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.

For the reasons set forth in the proxy materials previously delivered to you, the FUND'S Board of Directors unanimously recommends that you vote in favor of the proposalS and believeS the proposAlS ARE in the best interest of FUND sharEHolders.

If you have any questions regarding anything contained in this letter, please call D.F. King & Co., Inc., toll free at 1-800-659-6590.



                       NO MATTER HOW MANY SHARES YOU OWN,

                             YOUR VOTE IS IMPORTANT.

                               PLEASE VOTE TODAY.